                                  SCHEDULE 14A
                          (EXCHANGE ACT RULE 14A-101)
                   INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                           R.H. DONNELLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[RH Donnelley LOGO]

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577

                            ------------------------

                                                                  March 25, 2002

To Our Stockholders:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Wednesday, May 1, 2002, at 9:00 a.m. local time, at The Crowne Plaza White Plains Hotel, 66 Hale Avenue, White Plains, New York 10601.

     The Notice of Annual Meeting and Proxy Statement dated March 25, 2002 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2001 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about March 26, 2002.

                                          Sincerely,

                                          /s/ Frank R. Noonan

                                          Frank R. Noonan
                                          Chairman of the Board and
                                          Chief Executive Officer

[RH Donnelley Logo]

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 1, 2002

To the Stockholders of
  R.H. Donnelley Corporation:

     Notice is hereby given that the 2002 Annual Meeting of Stockholders (the "Meeting") of R.H. Donnelley Corporation (the "Company") will be held on Wednesday, May 1, 2002, at 9:00 a.m. local time, at The Crowne Plaza White Plains Hotel, 66 Hale Avenue, White Plains, New York 10601.

     At the Meeting, you will be asked to vote upon the following matters:

     1. Election of two Class III members of the Board of Directors, each for a term of three years;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002; and

     3. Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on March 4, 2002 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company's executive offices located at One Manhattanville Road, Purchase, New York 10577.

                                          By Order of the Board of Directors,

                                          /s/ Robert J. Bush
                                          Robert J. Bush
                                          Vice President, General Counsel
                                          and Corporate Secretary

Purchase, New York
March 25, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON AT THE MEETING.

[RH Donnelley Logo]

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the "Company") of proxies for use at the Company's 2002 Annual Meeting of Stockholders (the "Meeting") or at any adjournments or postponements thereof.

                               TABLE OF CONTENTS

Questions and Answers.......................................    2
Proposals to be Voted Upon..................................    5
  Election of Directors.....................................    5
  Ratification of Appointment of Independent Accountants....    6
Board of Directors..........................................    7
  Nominees..................................................    7
  Directors Continuing in Office............................    7
  Committees of the Board of Directors......................    9
  Attendance at Board Meetings..............................    9
  Report of the Audit and Finance Committee on Financial
     Reporting..............................................   10
Director and Executive Compensation.........................   11
  Directors' Compensation...................................   11
  Executive Compensation....................................   11
  Employment Agreements.....................................   15
  Performance Measurement Comparison........................   17
  Report of the Compensation and Benefits Committee on
     Executive Compensation.................................   18
  Compensation Committee Interlocks and Insider
     Participation; Certain Relationships and Related Party
     Transactions...........................................   21
Security Ownership of Certain Beneficial Owners and
  Management................................................   22
Other Information...........................................   24
  How to Nominate Members of the Board of Directors.........   24
  How to Raise a Matter at a Meeting........................   24
  Section 16(a) Beneficial Ownership Compliance.............   24
  Delivery of Annual Report on Form 10-K....................   24
  Return of Proxy...........................................   25

                             QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

     Q:  WHAT AM I VOTING ON AT THE MEETING?

     A: 1. Election of Frank R. Noonan and Peter J. McDonald as Class III members of the Board of Directors of the Company to serve three year terms; and

         2. Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002.

         (See pages 5-6 for more details.)
--------------------------------------------------------------------------------

     Q: WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE MATTERS TO BE PRESENTED AT THE MEETING?

     A: The Board of Directors recommends a vote IN FAVOR of the (i) election of the two nominees for the Class III members of the Board of Directors; and (ii) ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002.
--------------------------------------------------------------------------------

     Q:  WHO IS ENTITLED TO VOTE?

     A: Stockholders of record as of the close of business on March 4, 2002 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, 29,424,806 shares of the Company's common stock were outstanding and entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company's common stock were held by approximately 7,100 holders of record in addition to approximately 15,000 stockholders whose shares were held in nominee name. Each share of common stock is entitled to one vote on each proposal to properly come before the Meeting.
--------------------------------------------------------------------------------

     Q:  HOW DO I VOTE BY PROXY?

     A: Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of the proposals described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 3 for more details.)
--------------------------------------------------------------------------------

     Q:  MAY I REVOKE MY PROXY?

     A: Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Q:  HOW DO I VOTE SHARES THAT ARE HELD IN EMPLOYEE BENEFIT PLANS?

     A: If you are a participant in the Company's Profit Participation Plan or the DonTech Profit Participation Plan (collectively the "Plans") and have funds invested in the Company's common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 26, 2002, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.
--------------------------------------------------------------------------------

     Q:  WHO WILL COUNT THE VOTE AT THE MEETING?

     A: Representatives of The Bank of New York, the Company's transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.
--------------------------------------------------------------------------------

     Q:  WHAT CONSTITUTES A QUORUM FOR THE MEETING?

     A: A majority of the Company's outstanding shares, present or represented by proxy at the Meeting, constitutes a quorum for purposes of conducting business at the Meeting. Shares represented by proxies that are marked "abstain" or "withhold authority" on any or all matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to shares held in "street name" that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.
--------------------------------------------------------------------------------

     Q: WHAT ARE THE VOTING REQUIREMENTS FOR THE APPROVAL OF EACH OF THE PROPOSALS?

     A: 1. The nominees for Class III members of the Board of Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote; and

         2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002 and any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.
--------------------------------------------------------------------------------

     Q: HOW IS MY PROXY VOTED ON MATTERS NOT IDENTIFIED ON THE PROXY CARD OR IN THIS PROXY STATEMENT?

     A: The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by March 2, 2002 of any nomination for a director pursuant to the By-Laws of the Company or by February 2, 2002 (as required by applicable regulations of the Securities and Exchange Commission) of any other matter intended to be raised by any shareholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     A: It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.
--------------------------------------------------------------------------------

     Q:  WHO MAY ATTEND THE MEETING?

     A: All stockholders as of the Record Date (March 4, 2002) are invited to attend, although seating may be limited.
--------------------------------------------------------------------------------

     Q: WHO IS BEARING THE COST OF THIS PROXY SOLICITATION AND HOW IS THE SOLICITATION EFFECTED?

     A: The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone or facsimile communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.
--------------------------------------------------------------------------------

     Q:  UNDER WHAT CIRCUMSTANCES MAY THE MEETING BE ADJOURNED?

     A: Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.
--------------------------------------------------------------------------------

     Q: WHEN ARE STOCKHOLDER PROPOSALS DUE FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT FOR THE 2003 ANNUAL MEETING?

     A: Proposals of the Company's stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than November 26, 2002 to be included in the Company's proxy statement and form of proxy relating to the 2003 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, One Manhattanville Road, Purchase, New York 10577, and should be sent by certified mail, return receipt requested. (Also see "Other Information -- How to Nominate Members of the Board of Directors" and " -- How to Raise a Matter at a Meeting" on page 24.)
--------------------------------------------------------------------------------

                           PROPOSALS TO BE VOTED UPON

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is presently comprised of eight members and is divided into three classes. At the 2002 Annual Meeting of Stockholders, Frank R. Noonan and Peter J. McDonald, the Board of Directors' nominees for Class III of the Board of Directors, are up for re-election to the Board. Messrs. Noonan and McDonald presently serve as Class III Directors. William G. Jacobi, another current Class III director, will not seek re-election at the Meeting. In accordance with the Company's Certificate of Incorporation, the Board of Directors has established that effective immediately prior to the Meeting, the Board of Directors shall be comprised of seven members and divided into three classes. (See page 7 for more information regarding the nominees.)

     If elected, they (or their successors as so appointed by the Board in accordance with the Company's By-Laws) will each serve until the 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Mr. Noonan presently intends to resign from the Board in December 2002. If he does so, the Board would either appoint another person to fill that vacancy or reduce the size of the Board, in accordance with the Company's Certificate of Incorporation and By-Laws. See "Director and Executive Compensation -- Employment Agreements" beginning on page 15 for a discussion of Mr. Noonan's employment transition arrangements.

     Unless a proxy shall specify that it is not to be voted for them, the shares of common stock represented by each duly executed and returned proxy will be voted FOR their election as directors. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for such nominee or broker non-votes will not be counted toward such nominee's achievement of a plurality. A "broker non-vote" occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in "street name" have the authority to vote only on certain routine matters in the absence of instructions from the beneficial owners.

     If either nominee does not stand for re-election at the Meeting, an event which the Board of Directors does not presently anticipate, the proxies will be voted for a substitute nominee appointed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                  PROPOSAL 2:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2002. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See page 10 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of independent accountants, including disclosure of certain non-audit services provided to the Company by PricewaterhouseCoopers LLP and of related fees. The disclosure regarding audit fees and fees related to non-audit services is incorporated by reference herein.

     Approval by the stockholders of the appointment of the Company's independent accountants is not required by law, any applicable stock exchange regulation or by the Company's organizational documents, but the Board of Directors deems it desirable to submit this matter to stockholders for ratification as a corporate governance practice.

     With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR 2002.

                               BOARD OF DIRECTORS

                                    NOMINEES

              CLASS III -- TERM EXPIRES AT THE 2005 ANNUAL MEETING

PETER J. MCDONALD                                        Director since May 2001

     Mr. McDonald, 51, most recently served as President and Chief Executive Officer of SBC Directory Operations, a leading publisher of yellow pages directories. He was President and Chief Executive Officer of Ameritech Publishing's yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC Communications Inc, a major telecommunications company. Mr. McDonald was President and Chief Executive Officer of DonTech, the perpetual partnership between SBC and the Company, from 1993 to 1994. Before that, he served in a variety of sales positions at the Company, after beginning his career at National Telephone Directory Corporation. Mr. McDonald serves on the boards of CMGI, an Internet development company, and DCCI, a Canadian call-measurement company. He is also a past vice chairman of the Yellow Pages Publishers Association.

FRANK R. NOONAN                                        Director since April 1998

     Mr. Noonan, 59, has been a director of R.H. Donnelley Inc. (a wholly owned subsidiary of the Company) since February 1995, its President from August 1991 to December 2000, and has been Chairman and Chief Executive Officer of the Company since June 30, 1998. Mr. Noonan was a director of The Dun & Bradstreet Corporation, a diversified information services company and the former parent of the Company, from April 1998 to June 1998. Mr. Noonan was Senior Vice President Finance of Dun & Bradstreet Information Services from 1989 to August 1991. Prior to joining Dun & Bradstreet, Mr. Noonan served as Senior Vice President and Chief Financial Officer of UNUM Corporation and in various financial positions for the General Electric Company. Mr. Noonan is Chairman of the Board of Trustees for New York United Hospital Medical Center, a member of the Boards of Trustees of Manhattanville College and the University of New Hampshire Foundation, and Vice Chairman of the Board of Governors for the Buick Classic.

                         DIRECTORS CONTINUING IN OFFICE

               CLASS I -- TERM EXPIRES AT THE 2003 ANNUAL MEETING

ROBERT KAMERSCHEN                                       Director since June 1998

     Mr. Kamerschen, 66, is retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002, when that company was sold. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen has also served in key senior leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, Synavant, Inc., Radio Shack Corporation and TravelCLICK Holdings Inc. Mr. Kamerschen is a Trustee for the University of Hartford. DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and successfully emerged from bankruptcy in February 2001.

DAVID C. SWANSON                                    Director since December 2001

     Mr. Swanson, 47, will become Chief Executive Officer of the Company immediately following the Meeting, having been named CEO-elect and appointed to the Board in December 2001. Previously, he served as President and Chief Operating Officer of the Company since January 2001. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. Mr. Swanson joined the Company in 1985 as an Account Executive and held increasingly senior management positions over the next 15 years. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the Company's spin-off ("Spin-Off") as an independent public company from Dun & Bradstreet.

              CLASS II -- TERM EXPIRES AT THE 2004 ANNUAL MEETING

KENNETH G. CAMPBELL                                 Director since November 1999

     Mr. Campbell, 55, is the President and Chief Executive Officer of Wagic Corporation, a product development and marketing company, as well as a co-founder and a board member of WebAccomodate Corp., a provider of Internet property management software. Previously, he had been Chairman and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.), an Internet business services provider, from 1998 to 2001. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988.

CAROL J. PARRY                                          Director since June 1998

     Ms. Parry, 60, has been the President of Corporate Social Responsibility Associates, a management consulting firm, since September 2000. Previously, Ms. Parry served as Executive Vice President in charge of the Community Development Group at The Chase Manhattan Bank, a major commercial banking institution (the "Bank"), from 1996 to June 1999. In 1999, Ms. Parry was nominated to serve on the Board of Governors of the Federal Reserve System, the central bank of the United States. Ms. Parry was Managing Director of the Bank's Community Development Group from 1992 to 1996 and served on the Bank's Policy Council, the central governing body of the Bank, from 1997 to 1999. Ms. Parry has served on the Federal Reserve Board Consumer Advisory Council and the advisory board for the Community Development Financial Institutions Program. Ms. Parry is a Trustee for the Committee for Economic Development and serves on the boards of a number of not-for-profit organizations.

BARRY LAWSON WILLIAMS                                   Director since June 1998

     Mr. Williams, 57, has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1988. He is also the owner and a director of the Oakland Alameda Joint Venture, which operates the sports stadium in Oakland, California. Previously, he served as President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to December 2001. He also serves as Senior Mediator of JAMS/Endispute, Inc., a leading alternative dispute resolution provider, since 1993, Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995, and General Partner of WDG Ventures, a California-based real estate development firm, since 1987. He was previously President of C.N. Flagg Power Inc. from 1989 to 1992. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Kaiser Permanente, Newhall Land & Farming Company, Northwestern Mutual Life Insurance Company, PG&E Corp., Synavant Inc., Simpson Manufacturing Company and Student Loan Marketing Association, a part of USA Education, Inc. Mr. Williams also serves on the boards of a number of other not-for-profit organizations. PG&E Corp. has filed a voluntary petition for reorganization under the U.S. bankruptcy laws.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  Audit and Finance Committee

     The Audit & Finance Committee has overall responsibility for the integrity of the Company's financial reporting process, including oversight of the preparation of financial statements and related financial information, as well as the annual independent audit of such statements. The Audit & Finance Committee, among other matters: recommends the appointment of independent certified public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the accountants; assesses the adequacy of financial disclosures to shareholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and approves non-audit services provided by the accountants, if any; reviews findings and recommendations of the accountants and management's response; reviews the internal audit function; reviews the system of internal controls; assesses annually the adequacy of the Committee Charter and recommends changes to the Charter as appropriate; and prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on page 10. In addition, the Audit and Finance Committee has responsibility for reviewing existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing. The Audit and Finance Committee met four times during 2001. The Audit and Finance Committee members are Messrs. Williams (chairperson) and McDonald and Ms. Parry.

  Compensation and Benefits Committee

     The Compensation and Benefits Committee, among other matters: reviews management compensation programs; reviews and approves compensation changes for senior management; administers the Company's compensation and benefit plans; and prepares the Report of the Compensation and Benefits Committee on Executive Compensation included in this Proxy Statement beginning on page 18. The Compensation and Benefits Committee met eight times during 2001. The Compensation and Benefits Committee members are Messrs. Kamerschen (chairperson), Campbell and Williams.

  Corporate Governance Committee

     The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership; reviews qualifications of potential candidates and makes recommendations to the Board of persons to serve on the Board and the various committees of the Board; and makes recommendations to the Board regarding corporate governance guidelines. The Corporate Governance Committee met four times during 2001. The Corporate Governance Committee members are Ms. Parry (chairperson) and Messrs. Campbell, Jacobi and Kamerschen. Mr. Jacobi will not stand for re-election to the Board at the Meeting and therefore will not serve on the Corporate Governance Committee after the Meeting.

     Stockholders' recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with the Company's By-Laws. (See discussion on page 24.)

                          ATTENDANCE AT BOARD MEETINGS

     Eight meetings of the Board of Directors were held during 2001. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which he or she served during the period for which he or she was a director.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE
                             ON FINANCIAL REPORTING

     The Audit and Finance Committee of the Board of Directors (the "Committee") is comprised entirely of independent directors, within the meaning of, and in accordance with, applicable New York Stock Exchange rules. The Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.

     Management is responsible for the Company's financial reporting process, financial statements (including notes thereto) and internal controls. The Company's independent accountants, PricewaterhouseCoopers LLC ("PwC"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards, and issuing a written report thereon to the Board and the Company's shareholders. The Committee is responsible for monitoring and overseeing this entire process.

     In this context, the Committee met and held discussions with management and PwC regarding the financial reporting process, the consolidated financial statements and the internal controls. Specifically, the Committee discussed with PwC (i) the overall scope of its audit, (ii) the results of its examination,
(iii) its evaluation of internal controls, (iv) the overall quality of the financial reporting process and the financial statement disclosures and (v) the matters required to be discussed by PwC under (a) Statement on Auditing Standards No. 61 (Communication with Audit Committees) and (b) Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the written disclosures regarding independence made by PwC to the Committee thereunder.

     Audit Fees. The Company incurred approximately $320,000 in fees for professional services rendered in connection with PwC's annual audit and quarterly reviews of the Company's consolidated financial statements for 2001, of which approximately $205,000 had been billed and paid by December 31, 2001.

     Other Fees. During 2001, the Company paid PwC approximately $494,000 in fees and expenses in connection with other non-audit matters, primarily certain tax matters (approximately $279,000), as well as operational reviews and employee benefit related services (approximately $215,000). During 2001, the Committee considered whether PwC's provision of these other non-audit services impaired PwC's independence. The Committee determined that the type and size of such services did not impair PwC's independence.

     Management has represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, based upon the Committee's review of the financial statements and in reliance on its discussions with management and PwC, the Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     AUDIT AND FINANCE COMMITTEE

     Barry Lawson Williams, Chairperson
     Peter J. McDonald
     Carol J. Parry

                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTORS' COMPENSATION

     Beginning in 2002, each non-employee director annually will receive a cash retainer of $24,000, or $25,000 for committee chairpersons, 1,500 deferred shares of the Company's common stock and an option to purchase 1,500 shares of the Company's common stock. In addition, each non-employee director receives $1,000 for each Board and committee meeting he or she attends and $1,000 for each committee meeting for which he or she serves as chairperson. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to acceleration in the event of death, disability or retirement or a change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company's common stock. All non-cash awards to non-employee directors through 2000 were made under the Company's 1998 Directors' Stock Plan and, commencing in 2001, under the Company's 2001 Stock Award and Incentive Plan ("2001 Plan").

EXECUTIVE COMPENSATION

     The following tables provide information regarding the compensation of the Chief Executive Officer and the next four most highly compensated executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                             ANNUAL COMPENSATION                    COMPENSATION AWARDS PAYOUTS
                                    --------------------------------------   -----------------------------------------
                                                                 OTHER                      SECURITIES       LONG-
                                                                 ANNUAL       RESTRICTED    UNDERLYING       TERM
                                                                COMPEN-         STOCK        OPTIONS/      INCENTIVE
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS(1)($)   SATION(2)($)    AWARDS($)      SARS(#)     PAYOUTS(3)($)
---------------------------  ----   ---------   -----------   ------------   ------------   ----------   -------------
Frank R. Noonan(5).......    2001    512,502      542,850        23,896           0          100,000       1,290,740
  Chairman and Chief         2000    475,008      677,749        16,441           0          113,579         739,745
  Executive Officer          1999    430,000      308,052         4,491           0                0         448,805

David C. Swanson(5)......    2001    308,016      155,163        23,070           0           26,872         472,698
  President and Chief        2000    258,000      670,171        16,878           0           20,000         252,080
  Operating Officer          1999    244,843      145,519         4,396           0           27,100         152,935

Philip C. Danford(6).....    2001    329,004      154,845        10,500           0           30,000         552,205
  Senior Vice President and  2000    317,016      506,732        13,747           0           30,000         322,580
  Chief Financial Officer    1999    300,000      161,190         1,993           0                0         195,700

Frank M. Colarusso.......    2001    188,500       66,611             0           0           11,636         222,470
  Vice President and         2000    181,000      128,914             0           0           11,636         127,711
  Treasurer                  1999    172,000       69,312         1,000           0                0          78,363

George F. Bednarz........    2001    185,396       77,313             0           0           10,736         207,200
  Vice President,            2000    167,000      110,906           250           0           10,736         117,573
  Publishing and IT          1999    156,200       62,945         1,000           0                0          72,142


                                 ALL
                                OTHER
                               COMPEN-
NAME AND PRINCIPAL POSITION  SATION(4)($)
---------------------------  ------------
Frank R. Noonan(5).......       23,929
  Chairman and Chief            20,431
  Executive Officer             22,423
David C. Swanson(5)......       12,215
  President and Chief           10,320
  Operating Officer              9,998
Philip C. Danford(6).....       14,591
  Senior Vice President and     13,003
  Chief Financial Officer       12,431
Frank M. Colarusso.......        7,532
  Vice President and             6,113
  Treasurer                      6,094
George F. Bednarz........        7,076
  Vice President,                5,671
  Publishing and IT              5,429

---------------
(1) The 2001 bonus awards were paid under the Company's Annual Incentive Plan in February 2002 based on 2001 performance. Future awards will be made under the 2001 Plan. Mr. Swanson's 2000 bonus amount includes a special bonus of $50,000 paid in connection with the publicly-announced suspended sale process. Mr. Danford's 2000 bonus amount includes a special bonus of $250,000 for his role in the restructuring of the Company during 2000.

(2) Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to company-directed travel and certain other expenses.

(3) Amounts shown represent the dollar value of the performance shares ("PERS") earned under the Company's Performance Unit Plan. Future awards of long-term performance based compensation will be made under the 2001 Plan. Upon completion of the respective performance periods (July 1, 1998 to December 31, 1999 and January 1, 1999 to December 31, 2001), a dollar amount was determined for each recipient based on the Company's actual financial performance against economic profit and earnings per share goals. The dollar amount was then converted into a number of performance shares by dividing the dollar amount of the award by the Company's stock price (calculated as the average of the high and low prices of the Company's common stock on the 10 trading days subsequent to delivery of the Company's respective audited financial statements to the Compensation and Benefits Committee). Dollar amounts shown in 1999 represent one-third of the aggregate 1998 PERS grant, which was paid in the form of shares in March 2000. Dollar amounts for 2000 represent an additional one third of the aggregate 1998 PERS grant, which was paid in the form of shares in March 2001. Dollar amounts for 2001 reflect the final one-third of the 1998 PERS grant as well as the first one-third of the 1999 PERS grant, which were paid in February 2002 in shares, other than with respect to Messrs. Noonan and Danford who received cash with respect to the first installment of the 1999 PERS grant.

(4) Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company's Profit Participation Plan (the "PPP") and the Profit Participation Benefit Equalization Plan (the "PPBEP"). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company's contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

(5) On January 7, 2002, the Company announced that Mr. Swanson would replace Mr. Noonan as Chief Executive Officer effective at the Meeting. Mr. Noonan, who will remain Chairman following the Meeting, presently expects to resign as Chairman of the Board in December 2002. See "-- Employment Agreements." Because officers had received option grants in connection with the Spin-Off in June 1998, options were not generally awarded in 1999, except that in February 1999, Mr. Swanson received a grant of non-qualified stock options covering 27,100 shares in connection with his promotion to President of Directory Services.

(6) Mr. Danford resigned as Senior Vice President and Chief Financial Officer effective February 28, 2002. He will remain employed by the Company in a reduced role for a specified period. See "-- Employment Agreements."

                      STOCK OPTION/SAR GRANTS IN LAST YEAR

     The following table provides information on grants of options under the Company's 1991 Key Employee Stock Option Plan to the Named Executive Officers for the year ended December 31, 2001. Future option grants will be made under the 2001 Plan.

                                NUMBER OF       % OF TOTAL
                               SECURITIES      OPTIONS/SARS
                               UNDERLYING       GRANTED TO     EXERCISE OR                  GRANT DATE
                              OPTIONS/SARS     EMPLOYEES IN    BASE PRICE     EXPIRATION      PRESENT
NAME                          GRANTED(1)(#)        2001         ($/SHARE)        DATE       VALUE(2)($)
----                          -------------    ------------    -----------    ----------    -----------
Frank R. Noonan.............     100,000           18.9%        $24.7500       01/31/11       910,000
David C. Swanson............      26,872            5.1%        $24.7500       01/31/11       244,535
Philip C. Danford...........      30,000            5.7%        $24.7500       01/31/11       273,000
Frank M. Colarusso..........      11,636            2.2%        $24.7500       01/31/11       105,888
George F. Bednarz...........      10,736            2.0%        $24.7500       01/31/11        97,698

---------------
(1) These options were granted on January 31, 2001 at market price and are exercisable in four equal installments on the first four anniversaries of the date of grant.

(2) The hypothetical grant date present value is calculated under the modified Black-Scholes option pricing methodology, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. The Company made the following assumptions with respect to the range of factors used to value the option grants: the stock's expected volatility rate (23.09%), risk free rate of return (4.43%), dividend yield (0%) and projected time of exercise (7 years).

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION/SAR VALUES

     The following table provides information concerning the number and value of
(i) option exercises during 2001 and (ii) unexercised stock options held at December 31, 2001 by the Named Executive Officers.

                                                   NUMBER OF SECURITIES UNDER-      VALUE OF UNEXERCISED
                                                   LYING UNEXERCISED OPTIONS/       IN-THE-MONEY OPTIONS/
                         SHARES                       SAR'S AT YEAR-END(3)          SAR'S AT YEAR-END(4)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(1)   REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Frank R. Noonan......    146,794     $3,053,511      437,446        386,340      $6,705,812     $4,415,430
David C. Swanson.....     34,018        675,759      114,591         84,448       1,792,866        921,157
Philip C. Danford....     48,000        953,579      149,718         93,000       2,361,698      1,001,915
Frank M. Colarusso...     24,000        495,102       74,362         37,073       1,212,500        402,741
George F. Bednarz....      8,352        156,441       83,467         34,628       1,391,581        377,553

---------------
(1) Represents all shares covered by options exercised by the Named Executive Officers during 2001, without regard to shares that may have been withheld by the Company to cover exercise prices and/or taxes.

(2) The value realized equals the market value of all shares of common stock acquired on the date of exercise minus the aggregate exercise price.

(3) No SAR's were outstanding at December 31, 2001.

(4) The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company's common stock on December 31, 2001 ($29.43). Options are "in-the-money" if the fair market value of the Company's common stock covered by such option exceeds the exercise price of the option.

                  LONG-TERM INCENTIVE PLAN AWARDS IN LAST YEAR

     The following table provides information on Long-Term Incentive Plan awards under the Company's Key Employee Performance Unit Plan to the Named Executive Officers during the year ended December 31, 2001. Future long-term performance awards will be made under the 2001 Plan.

                                                                   ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR           UNDER NON-STOCK PRICE-BASED PLANS(1)
                                  OTHER PERIOD UNTIL     ---------------------------------------------
NAME                             MATURATION OR PAYOUT    THRESHOLD($)    TARGET($)(2)    MAXIMUM($)(2)
----                             --------------------    ------------    ------------    -------------
Frank R. Noonan................   1/1/01 - 12/31/03           0            840,000         1,680,000
David C. Swanson...............   1/1/01 - 12/31/03           0            338,800           677,600
Philip C. Danford..............   1/1/01 - 12/31/03           0            333,000           666,000
Frank M. Colarusso.............   1/1/01 - 12/31/03           0            133,700           267,400
George F. Bednarz..............   1/1/01 - 12/31/03           0            134,750           269,500

---------------
(1) Upon completion of the performance period, the dollar amounts awarded are calculated based on the Company's actual financial performance against economic profit and EPS goals. The dollar amount is then converted into a number of PERS by dividing the dollar amount of the award by the Company's stock price (calculated as the average of the high and low prices of the Company's common stock on the 10 trading days subsequent to delivery of the Company's audited financial statements to the Compensation and Benefits Committee). One-third of such shares will be payable immediately after calculation of the Company's stock price for purposes of computing PERS, an additional one-third will be payable one year thereafter, and the last one-third two years thereafter. Messrs. Noonan and Danford will receive lump sum cash payments equal to one-third of target in consideration for their agreement to surrender these PERS awards. See "-- Employment Agreements" below for a more detailed discussion.

(2) The target and maximum amounts listed are based upon 2001 year-end base salary. Any increase in base salary in the future would increase the target and maximum amounts listed in this table on a pro rata basis for the time period during which base salary increased during the performance period.

                              RETIREMENT BENEFITS

     The Retirement Account is a qualified defined benefit plan covering substantially all employees. The Pension Benefit Equalization Plan ("PBEP") is an unfunded, non-qualified plan that covers senior management and certain key employees.

     The Retirement Account, together with the PBEP, provides retirement benefits computed based upon a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service as follows: if age plus credited service equals (a) less than 35, the percentage of monthly compensation is 3%; (b) between 35 and 44, 4%; (c) between 45 and 54, 5%; (d) between 55 and 64, 7.5%; (e) between 65 and 74, 9%;
(f) between 75 and 84, 10.5%; and (g) 85 and over, 12.5%. Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Members vest in their accrued retirement benefit upon completion of five years of service. The projected benefits described below are calculated on a straight-life annuity basis. The number of years of credited service under the plans for the Named Executive Officers as of December 31, 2001 are as follows: Mr. Noonan -- 12 years; Mr. Swanson -- 15.5 years; Mr.
Danford -- 13 years; Mr. Colarusso -- 14 years; and Mr. Bednarz -- 25 years. Based upon their present compensation levels, the projected annual pension benefits at normal retirement age under the Retirement Account and the PBEP are as follows: Mr. Noonan -- $105,200; Mr. Danford -- $62,300; Mr.
Swanson -- $298,900; Mr. Colarusso -- $126,450; and Mr. Bednarz -- $129,300.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions, overtime pay and severance pay. Contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not.

     For the reasons discussed above, compensation for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table. For 2001, compensation for purposes of determining retirement benefits for the Named Executive Officers was as follows: Mr. Noonan -- $1,190,251; Mr. Swanson -- $930,270; Mr.
Danford -- $835,736; Mr. Colarusso -- $292,414; and Mr. Bednarz -- $297,031.

     Previously, Messrs. Noonan and Danford also participated in the Supplemental Executive Benefit Plan ("SEBP"), which would have provided retirement benefits substantially higher than those discussed above. Under their respective amended and restated employment agreements, Messrs. Noonan and Danford will cease participation under the SEBP and the PBEP and will receive certain lump sum payments in consideration of their cessation of participation and in settlement of their accrued benefits thereunder. See "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

     Each of the Named Executive Officers, other than Mr. Bednarz, has an employment agreement with the Company. Messrs. Noonan and Danford executed amended and restated employment agreements effective December 27, 2001, which will be summarized separately below.

     As of December 31, 2001, the base salary and cash bonus opportunity established by the employment agreements of the Named Executive Officers are as follows:

                                                                  GUIDELINE CASH
NAME                                              BASE SALARY    BONUS OPPORTUNITY
----                                              -----------    -----------------
                                                                    (% OF BASE
                                                                      SALARY)
Frank R. Noonan.................................   $525,000             100%
David C. Swanson................................   $308,016              65%
Philip C. Danford...............................   $333,000              60%
Frank M. Colarusso..............................   $191,000              45%
George F. Bednarz...............................   $192,500              45%

     The cash bonus is measured as a percentage of base salary and is governed by the Company's 2001 Plan, which mandates the establishment of criteria for the determination of an executive's bonus. The foregoing compensation is subject to annual review and increase (but not decrease).

     The terms and conditions of each of the employment agreements, other than those of Messrs. Noonan and Danford, which have been recently amended and restated and will be discussed separately below, are substantially similar, except where specified below. The key terms of the employment agreements are as follows:

TERM The employment agreements are subject to automatic one-year renewals, unless notice has been given ninety days prior to any termination date. Any nonrenewal of the employment agreement by the Company shall be considered a termination without Cause*.

ADDITIONAL COMPENSATION      Each executive is eligible to participate in all
                             bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

BENEFITS Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of their employment agreement.

TERMINATION WITHOUT CAUSE*
BY
THE COMPANY NOT ARISING
FROM A
CHANGE IN CONTROL            Each receives a cash lump sum payment equal to
                             one-and-one-half times (two times for Mr. Swanson) the base salary and target bonus. Each also receives continuation of benefits for 1 1/2 years
                             (two years for Mr. Swanson).

TERMINATION ARISING FROM,
AND
WITHIN TWO YEARS AFTER, A
CHANGE
IN CONTROL                   Each executive shall receive a cash lump sum
                             payment equal to two (three for Mr. Swanson) times the sum of base salary and target bonus and continuation of benefits for two years (three years for Mr. Swanson). In addition, under the 2001 Plan and the predecessor plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the executive shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the foregoing benefits.

DEATH/DISABILITY             Each executive (or beneficiary) shall receive
                             salary through date of termination and a pro rata portion of target bonus.

EXCISE TAX                   The compensation of each executive will be "grossed
                             up" for any excise tax imposed under Section 4999
                             of the U.S. Internal Revenue Code relating to any
                             payments made on account of a Change in Control or
                             a termination of the executive's employment.
---------------
* Such terms have the meanings ascribed to such terms in the employment agreements, which are filed as Exhibits to the Company's Annual Report on Form 10-K.

     Effective December 27, 2001, Messrs. Noonan and Danford entered into amended and restated employment agreements on the following terms and conditions. Copies of these agreements are filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     Under his amended and restated employment agreement, Mr. Noonan will continue to serve as Chief Executive Officer through the Meeting. Following the Meeting, Mr. Noonan will continue to serve as Chairman of the Board until the December 2002 Board of Directors meeting, at which point he presently expects to resign from the Board. Following his resignation from the Board, Mr. Noonan will continue to be employed by the Company in a special advisory role through July 31, 2003. For his service in 2002 prior to the Meeting, Mr. Noonan will continue to receive his present salary ($525,000 annually) and a lump sum cash payment of $625,000 in lieu of his participation in any and all variable compensation programs. For his service as Chairman for the remainder of 2002, Mr. Noonan will be paid a total salary of $500,000. His aggregate compensation for the remainder of his employment term is expected to be approximately $100,000. In consideration of his long service and significant contributions to the Company as well as his execution of the amended and restated employment agreement, Mr. Noonan will receive a special recognition bonus of $1.5 million payable shortly after the Meeting. In connection with his resignation as Chief Executive Officer effective as of the Meeting, Mr. Noonan will cease participation in the Company's non-qualified excess and supplemental pension plans (collectively "SERP"). In consideration of his cessation of participation in the SERP and in settlement of all accrued benefits due from the Company under the SERP, Mr. Noonan will receive a lump sum cash payment of approximately $7.1 million shortly following the Meeting. Mr. Noonan will also be paid $280,000 (representing one-third of the target award for the three year performance period) shortly following the Annual Meeting in consideration for his agreement to surrender his 2001 PERS grant. The Company and Mr. Noonan have agreed that following the Meeting he will cease participation in the Company's Deferred Compensation Plan and will be entitled to a distribution of his entire deferred compensation account. The Company has agreed not to terminate his employment prior to July 31, 2003, except for Cause (as defined). In the event that his employment is terminated prior to that date by reason of his death or disability or a Change in Control (as defined), the Company has agreed to pay all amounts and benefits owed thereunder that had not previously been paid. The amended and restated employment agreement also contains excise tax "gross up" provisions substantially the same as described above.

     Under his amended and restated employment agreement, Mr. Danford continued to serve as Senior Vice President and Chief Financial Officer until February 28, 2002. Mr. Danford will continue to be employed by the Company in a special advisory role through July 31, 2003. For his service through February 28, 2002, Mr. Danford continued to receive his then-current salary ($333,000 annually) and a lump sum cash payment of $122,100 in lieu of his participation in any and all variable compensation programs. For the remainder of his employment term, Mr. Danford will be paid an annual salary of $75,000. In connection with his resignation as Senior Vice President and Chief Financial Officer, Mr. Danford ceased participation in the SERP. In consideration of his cessation of participation in the SERP and in settlement of all accrued benefits due from the Company under the SERP, Mr. Danford received a lump sum cash payment of approximately $3.6 million in March 2002. Mr. Danford was also paid $111,000 (representing one-third of the target award for the three year performance period) in March 2002 in consideration for his agreement to surrender his 2001 PERS grant. The Company and Mr. Danford have agreed that he ceased participation in the Company's Deferred Compensation Plan as of February 28, 2002 and he received a distribution of his entire deferred compensation account. The Company has agreed not to terminate his employment prior to July 31, 2003, except for Cause (as defined). In the event that his employment is terminated prior to that date by reason of his death or disability or a Change in Control (as defined), the Company has agreed to pay all amounts and benefits owed thereunder that had not previously been paid. The amended and restated employment agreement also contains excise tax "gross up" provisions substantially the same as described above.

PERFORMANCE MEASUREMENT COMPARISON

     The following graph sets forth as of December 31, 2001, the cumulative total stockholder return on the Company's common stock compared with the cumulative total return of the Russell 2000 Stock Index, a peer group of the Company and the peer group that appeared in last year's Proxy Statement. As the Company is not included in an identifiable and accepted peer group, the Company has created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. The peer group consists of the following companies: Acxiom Corporation, ADVO, Inc., APAC Teleservices, Inc., Catalina Marketing Corporation, Hanover Direct, Inc., National Processing, Inc., Personnel Group of America, Inc., Sitel Corporation, and Valassis Communications, Inc.

     For purposes of this year's performance comparison, the following companies have been eliminated from the peer group disclosed last year for the following reasons. Two companies were acquired by much larger enterprises that provide far different and/or more comprehensive services as compared to the Company and other members of the peer group. For that reason they were deemed no longer comparable for performance measurement comparison purposes. Advest Group was acquired by The MONY Group (primarily a life insurance company) in February 2001, which has a larger market capitalization than the Company and other peer group members. True North Communications was acquired by Interpublic Group in June 2001. While Interpublic is a global advertising and marketing firm, its market capitalization far exceeds that of the Company and other peer group members. HA-LO Industries filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in July 2001, and is deemed no longer comparable to the Company or the other peer group members for that reason.

     The total return assumes a $100 investment on July 1, 1998 (the date of the Spin-Off) and reinvestment of dividends in the Company's common stock and in each index.
[PERFORMANCE GRAPH]

                                           R.H. DONNELLEY         OLD PEER GROUP          RUSSELL 2000          NEW PEER GROUP
                                               CORP.                  INDEX                  INDEX                  INDEX
                                           --------------         --------------          ------------          --------------
07/01/98                                          100                    100                    100                    100
9/30/98                                         80.23                  89.15                  79.85                  88.78
12/31/98                                        95.56                 121.35                  92.63                 107.87
3/31/99                                         101.3                 114.42                  87.31                  99.07
6/30/99                                        128.37                 127.92                 100.55                 107.92
9/30/99                                        122.22                 122.65                  93.87                 106.26
12/31/99                                       123.86                 162.02                 110.78                 132.36
3/31/00                                        111.55                 139.79                 118.31                 119.18
6/30/00                                        127.14                 134.57                 113.46                 122.54
9/30/00                                        138.62                 113.69                 114.31                 104.73
12/31/00                                       159.54                 138.88                    106                 122.81
3/31/01                                         190.3                 111.08                  98.76                 100.98
6/30/01                                        209.98                 105.05                 112.46                 102.04
9/30/01                                         171.4                  83.64                  88.76                  92.29
12/31/01                                       190.62                 110.04                 107.08                 115.75

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

                      COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") is comprised entirely of outside and independent Directors. The Committee is responsible for establishing, implementing, administering and monitoring the Company's strategy, policies and plans for executive compensation.

                       EXECUTIVE COMPENSATION OBJECTIVES

     The Company's executive compensation objectives are to:

     - Attract and retain top-performing executives at the corporate level and in each of the Company's business units;

     - Provide compensation opportunities that are fair and competitive with those provided by comparable organizations;

     - Utilize compensation vehicles that are cost-effective and tax efficient; and

     - Motivate and reward its executives based on corporate, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value.

                   DETERMINING EXECUTIVE OFFICER COMPENSATION

     In accordance with its responsibilities, the Committee reviews the Company's overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Board and Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Committee, in its sole discretion, determines the Company's total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value.

     In establishing the Company's executive officer compensation structure and program, the Committee also considers:

     - Industry conditions;

     - Corporate performance relative to a selected peer group;

     - Current market data among comparable companies;

     - Current and evolving practices and trends among comparable companies; and

     - Overall effectiveness of the program in measuring and rewarding desired performance levels.

     The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Company to serve as outside advisors in the discharge of the Committee's responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to the Chief Executive Officer and other executive officers. In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company's executive compensation program. The peer group used for executive compensation purposes is similar to (with relevant distinctions) the peer group used for the Performance Measurement Comparison on page 17.

                            COMPENSATION COMPONENTS

     The compensation program for the Company's Chief Executive Officer and other executive officers is comprised of three major elements:

     - Base Salary

     - Annual Incentive Opportunity

     - Long-Term Equity Incentive Opportunities

     Base salaries and total compensation for target performance are generally positioned in the mid-range of the peer group. Actual annual and long-term incentive compensation levels, which are based on performance relative to goals, will vary from year to year below and above those of the peer group.

BASE SALARY:

     Salaries are established relative to the competitive marketplace at the appropriate level and reflect the individual performance and contribution of each executive officer to the business, the level of the executive's experience and overall corporate financial circumstances. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.

ANNUAL INCENTIVE OPPORTUNITY:

     Through 2001, executive officers have participated in the Annual Incentive Plan ("AIP") under which annual incentive awards have been made in cash. Beginning in 2002, the Committee will consider granting cash annual incentive awards to executive officers under the 2001 Plan, and may be obligated to do so under certain employment agreements. See "Director and Executive
Compensation -- Employment Agreements" beginning on page 15 for a description of these employment agreements.

     Each executive officer is assigned performance goals and an annual incentive award opportunity based on position responsibilities. Performance weightings vary by executive officer and include corporate performance goals and/or business unit performance goals for those executive officers who have business unit responsibilities.

     The target annual award opportunity for the Named Executive Officers range from 45% to 100% of base salary. In 2001, performance goals included advertising sales, operating income, and earnings per share growth for all executive officers, and business unit advertising sales and operating income for those executive officers who also had business unit responsibilities. Based on performance versus goals, awards to the Named Executive Officers with respect to 2001 averaged approximately 85% of target, and excluding the Chief Executive Officer, averaged approximately 76% of target. The below target pay out reflects the Company's below target financial performance during the year. The Committee did not make any individual adjustments, but did exclude the effects of certain "special charges" in accordance with the terms of the AIP Plan.

LONG-TERM INCENTIVE EQUITY OPPORTUNITIES:

     Officers may receive stock options to purchase the Company's common stock and long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company's long-term growth by increasing each executive officer's equity position in the Company.

  -  STOCK OPTIONS

     Executive officers, including the Chief Executive Officer, were granted stock options shortly after the Spin-Off in mid-1998 under the Company's 1991 Key Employees' Stock Option Plan ("1991 Plan"), in recognition of the Company's new status as an independent, publicly-traded entity. With the exception of a one-time special recognition grant to Mr. Swanson and grants to select new hires, subsequent option grants to the Chief Executive Officer and other executive officers were not made in 1999, but were made in 2000 and 2001. Beginning in 2002, the Committee will consider granting options (or other forms of equity participation) to executive officers under the 2001 Plan and may be obligated to do so under certain employment agreements. See "Director and Executive Compensation -- Employment Agreements" beginning on page 15. Values of options granted are determined as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage ranges from 45% to 150% for the Named Executive Officers.

  -  LONG-TERM PERFORMANCE-BASED STOCK AWARDS

     This "at risk" equity interest in the Company has historically been granted to executive officers, including the Chief Executive Officer, under the Company's Key Employees' Performance Unit Plan ("PUP"), with such grants in the form of performance shares ("PERS"). Beginning in 2002, the Committee will consider granting performance shares or other long-term performance-based awards to executive officers under the 2001 Plan.

     With respect to PERS, target annual award opportunities are determined as a percent of base salary and range from 35% to 80% for the Named Executive Officers. Actual awards are based on performance versus objectives for each performance period. Presently, new performance cycles commence every other year, therefore, the target award opportunity for each performance period is two times the annualized target. Award values, in dollars, are determined upon the completion of each performance period and (with limited exceptions) are converted into shares of the Company's common stock by dividing the dollar amount of the award by the Company's common stock price (calculated as the average of the high and low prices of the Company's common stock on the 10 trading days subsequent to delivery of the Company's audited financial statements to the Committee). Once converted into shares, the PERS vest and are payable one-third immediately after calculation of the Company's stock price for purposes of computing PERS, an additional one-third one year thereafter and the last one-third two years thereafter.

     In 2001, one performance period concluded (on December 31, 2001) and one performance period commenced (January 1, 2001 through December 31, 2003). As noted above, the final one-third of the 1998 PERS award and the first one-third of the 1999 PERS award vested at December 31, 2001 and was paid in February 2002 in shares, other than with respect to Messrs. Noonan and Danford, who received cash with respect to the first installment of the 1999 PERS award. The Committee did not make any individual adjustments, but did exclude the effects of certain "special charges" in accordance with the terms of the PUP Plan.

     It is the Committee's policy to make stock option grants, as well as long-term performance-based stock awards, to executive officers on a discretionary basis within a guideline range that takes into account the position and responsibilities of each individual executive officer and competitive practice. Such grants reflect the relative value of the individual's position, as well as the current performance, continuing contribution and prospective impact of executive officers, including the Chief Executive Officer, on the Company's future success and creation of long-term stockholder value.

                                CEO COMPENSATION

     Mr. Noonan received a merit salary increase of $50,000 effective April 1, 2001 based on performance and competitive positioning. Due to his impending resignation as Chief Executive Officer, his salary remains unchanged in 2002. As outlined earlier in this report, base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months. Mr. Noonan had last received a salary increase in January 2000.

     Mr. Noonan's 2001 AIP performance goals were based on the Company's gross advertising sales, operating income, earnings per share and cumulative return to stockholders over the last three years relative to the total cumulative return of the Russell 2000 Stock Index over that period. Based on results versus these performance goals, Mr. Noonan received an award of $542,850, or 103.4% of his annual incentive target. Mr. Noonan's annual target is set at 100% of base salary. The above target payout reflects the Company's favorable total cumulative return to stockholders over that time.

     In 2001, Mr. Noonan was granted stock options covering 100,000 shares based on performance and competitive positioning. Mr. Noonan will not be eligible to receive stock option grants or other long-term performance awards in 2002 under the terms of his amended and restated employment agreement. See "Director and Executive Compensation -- Employment Agreements" beginning on page 15. In February 2002, Mr. Noonan received a PERS award payment in shares equal to $782,296, which represents the third and final installment of the PERS award for the performance period July 1998 to December 1999. At that time, he also received a PERS award payment in cash equal to $508,444, which represents the first one-third of the award for the performance period January 1999 to December 2001. Under the terms of his amended and restated employment agreement, Mr. Noonan will receive the balance of that PERS award in cash upon his resignation as CEO. He was also eligible for a PERS award at target performance of $840,000 in company stock after completion of the long-term performance period from January 1, 2001 to December 31, 2003. However, under the terms of his amended and restated employment agreement, he will be paid one-third of that amount in May 2002 and will relinquish the remainder of that award. Mr. Noonan will receive other payments and benefits under his amended and restated employment agreement. See "Director and Executive Compensation -- Employment Agreements" beginning on page 15.

                               TAX CONSIDERATIONS

     As noted above, one of the Company's objectives is to maintain cost-effective and tax efficient executive compensation programs. Code Section 162(m) limits the Company's tax deduction to $1 million for compensation paid to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of performance goals approved by stockholders. The Annual Incentive Plan, the 1991 Stock Option Plan, the Performance Unit Plan, as well as the 2001 Stock Award and Incentive Plan were each designed to satisfy these requirements. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

     COMPENSATION AND BENEFITS COMMITTEE

     Robert Kamerschen, Chairperson
     Kenneth G. Campbell
     Barry Lawson Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Messrs. Kamerschen, Campbell and Williams serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

     Ms. Parry, a member of the Board, was an officer of The Chase Manhattan Bank from 1992 to June 1999. The Bank is Administrative Agent for, and one of the lenders under, the Company's $400 million credit facility, and an affiliate of the Bank was one of the initial purchasers of the Company's 9 1/8% subordinated notes in the aggregate principal amount of $150 million. In connection with serving in such roles, the Bank and its affiliate received usual and customary fees. All of such debt was incurred by the Company in order to fund certain cash distributions payable to The Dun & Bradstreet Corporation, the Company's former parent, in connection with the Spin-Off.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 4, 2002 by (i) each of the Company's Named Executive Officers, (ii) each of the Company's directors, (iii) all directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company's common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company's directors and Named Executive Officers listed below is One Manhattanville Road, Purchase, NY 10577.

                                                                   SHARES OF THE COMPANY'S
                                                                         COMMON STOCK
                                                              ----------------------------------
                                                              AMOUNT BENEFICIALLY    PERCENTAGE
BENEFICIAL OWNERS                                                  OWNED(1)          OF CLASS(1)
-----------------                                             -------------------    -----------
Frank R. Noonan.............................................         571,499(2)          1.9%
David C. Swanson............................................         174,837(3)            *
Philip C. Danford...........................................         205,279(4)            *
Frank M. Colarusso..........................................          93,310(5)            *
George F. Bednarz...........................................          96,349(6)            *
Kenneth G. Campbell.........................................           7,620(7)            *
William G. Jacobi...........................................          11,661(8)            *
Robert Kamerschen...........................................          17,545(9)            *
Peter J. McDonald...........................................           2,000(10)           *
Carol J. Parry..............................................          11,545(11)           *
Barry Lawson Williams.......................................           7,545(12)           *
All Directors and Executive Officers as a Group (14
  persons)..................................................       1,241,717(13)         4.0%
Neuberger Berman, Inc.......................................       2,323,558(14)         7.9%
  605 Third Avenue
  New York, NY 10158

---------------
  *  Represents ownership of less than 1%.

 (1) The amounts and percentage of the Company's common stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 4, 2002, the Company had 29,424,806 shares outstanding.

 (2) Includes 487,892 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (3) Includes 133,084 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (4) Includes 164,718 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter. Mr. Danford resigned as Senior Vice President and Chief Financial Officer effective February 28, 2002.

 (5) Includes 80,180 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (6) Includes 88,835 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (7) Includes 4,620 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (8) Includes 4,500 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

 (9) Includes 4,500 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

(10) Includes 500 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

(11) Includes 4,500 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

(12) Includes 1,500 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 4, 2002 or within 60 days thereafter.

(13) Includes options to purchase 999,702 shares of the Company's common stock that are exercisable as of March 4, 2002 or within 60 days thereafter.

(14) Neuberger Berman, Inc. and Neuberger Berman, LLC filed a Schedule 13G with the Commission on February 14, 2002. According to that Schedule 13G, they beneficially owned 2,323,558 shares as of December 31, 2001, including the sole power to vote 737,897 shares and the sole power to dispose of 0 shares of the Company's common stock.

                               OTHER INFORMATION

HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS

     The Company's By-Laws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder and (b) the class and number of shares of the Company which are beneficially owned by such stockholder as of the date of such notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

HOW TO RAISE A MATTER AT A MEETING

     Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 9, 2003 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company's proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 9, 2003. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2001.

DELIVERY OF ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to each of the Company's stockholders of record as of March 4, 2002 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company's principal executive offices, One Manhattanville Road, Purchase, New York 10577, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

RETURN OF PROXY

     It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

                                          By Order of the Board of Directors

                                          /s/ Robert J. Bush
                                          Robert J. Bush
                                          Vice President, General Counsel
                                          and Corporate Secretary

March 25, 2002
Purchase, New York

                           R.H. DONNELLEY CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 1, 2002

             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints David C. Swanson and Robert
J. Bush (collectively, the "Proxies"), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the "Meeting") of R.H. Donnelley Corporation (the "Company"), to be held at The Crowne Plaza White Plains Hotel, White Plains, New York, on May 1, 2002, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.

     The trustees of the Company's Profit Participation Plan and the DonTech Profit Participation Plan (collectively the "Plans") have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company's Common Stock. Proxies covering shares in the Plans must be received on or prior to April 26, 2002. If a proxy covering shares in either of the Plans has not been received on or prior to April 26, 2002 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS III MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSAL 2, AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

(1)     Election of Class III Members of the Board of Directors

                                                             WITHHOLD AUTHORITY
        Nominee                         VOTE FOR                TO VOTE FOR
        ----------------                --------             ------------------
        Frank R. Noonan                    [ ]                      [ ]
        Peter J. McDonald                  [ ]                      [ ]


(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002.

              FOR   [ ]          AGAINST   [ ]            ABSTAIN   [ ]

(3) In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.

Signatures: _________________________________    Dated: _________________, 2002

     NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.